UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 12, 2016

MMRGLOBAL, INC.
 (Exact Name of Registrant as Specified in Charter)

DELAWARE	000-51134	33-0892797
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4401 WILSHIRE BLVD., SUITE 200 LOS ANGELES, CA 90010
(Address of Principal Executive Offices) (Zip Code)

(310) 476-7002
 (Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangement of Certain Officers.

(d) On May 12, 2016, the Board of Directors of MMRGlobal, Inc. elected Scott C. Kline to the Company's Board of Directors, increasing the current number of directors to six. Mr. Kline will also serve as a member of the Board of Directors of MyMedicalRecords, Inc. a wholly owned subsidiary of the Company. He is also acting as Secretary of the Corporation and will serve as General Counsel. Mr. Kline has served as outside Counsel to the Company since June of 2015.

Mr. Kline was appointed to the Compensation Committee and Nominating and Corporate Governance Committee of the Board.

In connection with his election to the Board, Mr. Kline and the Company also entered into the Company's standard form of indemnification agreement providing for indemnification and advancement of expenses to the fullest extent permitted by the General Corporation Laws of the State of Delaware.

The Board authorized the issuance of a Warrant to Mr. Kline for one million shares of the Company's Common Stock which vests after December 31, 2016 in connection with his appointment to the Board. Mr. Kline is also entitled to the same per meeting compensation and retainer fees as the other members of the Board as described in the Company's most recently filed definitive proxy statement. Mr. Kline will also continue to receive fees and expenses for providing legal services to the Company.

Mr. Kline was admitted to the California State Bar in 1993.  He earned a Bachelor of Science (Economics and Finance) at Virginia Polytechnic Institute and State University in 1987, and a J.D. from Golden Gate University in 1992.

Since January 2013, Mr. Kline has been the Principle of Kline Law Group, PC.  During 2014, Mr. Kline was a Founding Partner of CKR Law LLP.  Mr. Kline was previously a partner of Pillsbury Winthrop Shaw Pittman LLP until 2011 and Blank Rome LLP in 2012.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMRGLOBAL, INC.
May 16, 2016	By: /s/ Robert H. Lorsch Robert H. Lorsch Chief Executive Officer